EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of 180 Connect Inc.:
1. Form S-8 No. 333-147749);
2. Form S-3 (No. 333-146337);
3. Form S-3 (No. 333-142319); and
4. Form S-3 (No. 333-124141).
of our report dated, April 20, 2007 (except for note 12 as to which the date is March 27, 2008) with respect to the consolidated financial statements and schedule of 180 Connect Inc. as at December 31, 2006 and for the years ended December 31, 2006 and 2005, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

Toronto, Canada	/s/ Ernst & Young LLP
March 27, 2008	Chartered Accountants
Licensed Public Accountants